Exhibit 5

Miller, Canfield, Paddock and Stone, P.L.C.

November 20, 2013

La-Z-Boy Incorporated

1284 North Telegraph Road
Monroe, Michigan 48162-3390
Attn.: Board of Directors

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the registration of 4,100,000 shares of the Company’s Common Stock, par value $1.00 per share (the “Shares”), to be issued pursuant to the Amended and Restated La-Z-Boy Incorporated 2010 Omnibus Incentive Plan (the “Plan”), under the Securities Act of 1933, as amended (the “Act”), by La-Z-Boy Incorporated, a Michigan corporation (the “Company”), on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”), you have requested our opinion with respect to the matters set forth below. We note that the Shares covered by the Registration Statement are in addition to 4,600,000 shares to be issued under the Plan prior to its amendment and restatement earlier this year that were registered on an earlier registration statement on Form S‑8 (Registration No. 333-168940).

In our capacity as your counsel in connection with the registration, we are familiar with the proceedings taken, and proposed to be taken, by the Company in connection with the authorization, issuance and sale of the Shares and, for the purposes of this opinion, have assumed those proceedings will be timely completed in the manner presently proposed.

As your counsel, we have examined such matters of fact and questions of law as we considered appropriate for purposes of rendering the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. With your consent we have relied on certificates of an officer of the Company and others with respect to certain factual matters. We have not independently verified those factual matters.

The law covered by the opinions expressed in this letter is limited to the law of the State of Michigan. We express no opinion as to the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, cities, municipalities, and political subdivisions, and judicial decisions to the extent that they deal with any of the foregoing.

Subject to the limitations stated above, it is our opinion that, upon the issuance and sale of the Shares in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, and subject to the Company’s completing all action and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the Plan and the Registration Statement, including, without limitation, collection of any required payment for the Shares, the Shares will be validly issued, fully paid, and nonassessable securities of the Company.

We consent to your filing this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Miller, Canfield, Paddock and Stone, P.L.C.
Miller, Canfield, Paddock and Stone, P.L.C.